UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2009

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, the Board of Directors of Macatawa Bank Corporation (the "Corporation") adopted changes to the fee structure for directors of the Corporation and its subsidiary, Macatawa Bank (the "Bank"). The changes are expected to result in a material reduction in total fees paid. A summary of the new fee structure follows:

Director Fee Structure for the Corporation

•	Annual cash retainer of $5,000 (reduced from $14,000).
•	Per meeting fee of $750.
•	Audit Committee annual fee of $2,000 (instead of per meeting fee).
•	Compensation Committee per meeting fee of $450.
•	Nominating Committee per meeting fee of $450.

Director Fee Structure for the Bank

•	Annual cash retainer of $10,000 (up from $7,000).
•	Per meeting fee of $750.
•	Loan Committee annual fee of $3,000 (instead of per meeting fee).
•	Trust Committee annual fee of $1,000 (instead of per meeting fee).

The change in the Board of Directors fee structure corresponds to the ongoing expense reduction initiatives of the Corporation and the Bank. The anticipated annual cost savings to the Corporation and the Bank for 2010 are estimated to total approximately $250,000, assuming the same number of meetings and directors as in 2009.

The Corporation's Chairman of the Board, Mr. Richard L. Postma, does not accept compensation of any kind for his service as a director or as Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2009	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer